EXHIBIT 5.1

Adams Monahan & Sankovitz, llp
ATTORNEYS AT LAW

701 Xenia Ave. S., Suite 130
Minneapolis, Minnesota 55416
Telephone: 763.746.3490
Facsimile   763.746.2268

December 26, 2007

Board of Directors
Northern Oil and Gas, Inc.
130 Lake Street West
Wayzata, Minnesota 55391

Re: Registration Statement on Form S-8 Relating to 2,020,000 Shares of common stock, par value $0.001 Per Share

Ladies and Gentlemen:

We are acting as counsel for Northern Oil and Gas, Inc., a Nevada corporation, (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), a Registration Statement on Form S-8 relating to 2,000,000 shares of common stock, par value $0.001 per share, issued or issuable to certain employees and directors of the Company pursuant to the Company’s Incentive Stock Option Plan (the “Plan”) and 20,000 shares of common stock, par value $0.001 per share, issued to employee Chad Winter pursuant to the terms of Mr. Winter’s employment agreement (collectively, the “Shares”).

In connection with the proposed registration, we have examined corporate records of the Company and such other documents and materials as we have considered relevant to the matters set forth below, and we have made such investigation of matters of law and fact as we have considered appropriate.  Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized, and when, and if, issued pursuant to the terms of the Plan or otherwise were, or will be, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the registration statement and to the reference to us in Item 5 of Part II of the Registration Statement.  We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

As to the foregoing matters with respect to which we express our opinion, we advise that we are admitted to practice in the State of Minnesota and do not render any opinion as to legal  matters subject to or governed by laws other than the State of Minnesota or United States federal jurisprudence.  We also express no opinion with respect to blue sky or securities laws of any State.

Very truly yours,

/s/  Adams, Monahan & Sankovitz, LLP
Adams, Monahan & Sankovitz, LLP